SCHEDULE FOR COMPUTATION OF PERFORMANCE DATA
                              INVESCO Balanced Fund


TOTAL RETURN

Formula prescribed by Item 22 of Form N-1A:

P = $1,000 initial payment
T = average annual total return
n = number of years  (including  fractional  portions)
ERV = ending  redeemable value

              P(1 + T) exponent n = ERV

for the period December 3, 1993 to April 30, 1994:

              1000(1 + 1.92%) = 1,019

annualized percentage:

              1000(1 + 4.67%)5/12 = 1,019


The formula given in Item 22 is written to solve for Ending Redeemable Value. However, the quanity to be reported is T (Average Annual Total Return).

Because P, n and ERV are known values, we have solved for T as follows:

              T = nth root of (ERV/P) - 1

for the period December 3, 1993 to April 30, 1994:

              .0192 = (1,019/1000) - 1

annualized percentage:

              .0467 = 5/12th root of (1,019/1000) - 1

and have reported those amounts as the total return.